Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-174290
Dated June 28, 2011

GLOBUS MARITIME LIMITED

FREE WRITING PROSPECTUS

FINAL TERM SHEET

This free writing prospectus relates only to the offering of common shares described in, and should be read together with, the preliminary prospectus dated June 27, 2011 (the “Preliminary Prospectus”) included in Amendment No. 5 to the registration statement on Form F-1 (File No. 333-174290) filed with the Securities and Exchange Commission on June 28, 2011. To review a copy of the current registration statement and Preliminary Prospectus, click the following link (or if such address has changed, by reviewing our filings on the SEC website at http://www.sec.gov):

http://www.sec.gov/Archives/edgar/data/1499780/000114420411037791/v227075_f1a.htm

This free writing prospectus should be read only in conjunction with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 13 thereof. Terms used but not defined herein shall have the meanings ascribed to them the Preliminary Prospectus.

Our central index key, or CIK, on the SEC website is 0001499780.

Terms used but not defined herein shall have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	Globus Maritime Limited (“we” or “us”)

Common Shares Offered By Us	2,750,000 common shares

Public Offering Price Per Share:	$8.00

Over-Allotment Option:	125,000 common shares

Directed Share Program:
The underwriters have reserved up to 500,000 shares for our officers, directors, affiliates and other persons associated with us as part of our directed share program. We have received offers to purchase all 500,000 shares. Of the shares to be purchased in the directed share program by our directors, officers and affiliates, we have been informed that Firment Trading Limited intends to purchase 250,000 common shares and each of Kim Holdings S.A. and Elias Deftereos intends to purchase 5,000 common shares.

Settlement Date:	June 30, 2011 (T+2)

Information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Globus Maritime Limited, the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Globus Maritime Limited has filed with the SEC for more complete information about Globus Maritime Limited and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Globus Maritime Limited, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Knight Capital Americas, L.P. toll free at 1-800-544-7508 or by emailing ECMSyndicateDesk@knight.com.